EXHIBIT 10.42
CONTRIBUTION AGREEMENT
THIS AGREEMENT, made and entered into as of the 1st day of January, 2008, by and between RENEWABLE PRODUCTS MARKETING GROUP, LLC (“RPMG”), and RED TRAIL ENERGY, LLC (“Red Trail”), a North Dakota limited liability company, PO Box 11, Richardton, North Dakota 58652.
     WITNESSETH:
     WHEREAS, RPMG is a limited liability company formed for the purpose of marketing ethanol for its Members and others; and
     WHEREAS, Red Trail produces ethanol products located at Richardton, North Dakota and is desirous of becoming a Member of RPMG and RPMG is desirous of having Red Trail become a Member.
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:
     1. Membership. As of January 1, 2008, Red Trail is hereby admitted as a Member of RPMG, having an initial Membership Interest of 8.333%. RPMG agrees that Schedule A to the RPMG Member Control Agreement shall be revised as set forth in Exhibit A to this Agreement. RPMG acknowledges that the Members have approved the admission of Red Trail as required by the Member Control Agreement between the Company and its Members.
     2. Consideration. In consideration for its Membership in RPMG, Red Trail shall make the following capital contribution:
a.	An initial contribution of $105,000, receipt of which is hereby acknowledged;

b.
An additional $500,000 to be paid on a monthly basis in an amount equal to $0.01 minus RPMG operating expenses, multiplied by the total gallons of ethanol production sold by RPMG for Red Trail during the month;

c.	Red Trail may at any time prepay all or any part of the outstanding balance of its capital contribution;

d.
The unpaid balance of the deferred capital contribution is due and payable to RPMG irrespective of Red Trail’s continuation as a member of, or using the marketing services of RPMG, and shall become immediately due and payable if Red Trail ceases to be a member of RPMG for any reason, including termination of the Member Ethanol Fuel Marketing Agreement.

     3. Other Agreements. As a condition to its admission as a Member of RPMG, Red Trail has executed and delivered to RPMG a Member Ethanol Fuel Marketing Agreement dated as of January 1, 2008 and acknowledges receipt of and agrees to be bound by the RPMG

Amended and Restated Member Control Agreement and the RPMG Amended and Restated Bylaws and Operating Agreement. In the event it is determined that there is an inconsistency between this Agreement and the aforesaid Agreements, the aforesaid Agreements shall control.
     4. Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Minnesota.
     5. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.
     6. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
     7. Additional Documents and Acts. Red Trail agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.
     8. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any right, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     9. Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to Red Trail at the address specified in the Company’s Required Records. Red Trail may, at any time by giving five (5) days’ prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

RENEWABLE PRODUCTS		RED TRAIL ENERGY, LLC
MARKETING GROUP, LLC

By	/s/ Randy Hahn	By	/s/ Mick J. Miller

Its	CEO	Its	PRESIDENT & CEO

SCHEDULE A
As of January 1, 2008

Name of Member	Percentage Interest	Voting Interest
Chippewa Valley Ethanol Co., LLLP	8.333%	8.333%
Denco, LLC	8.333%	8.333%
Heartland Corn Products	8.333%	8.333%
Corn Plus	8.333%	8.333%
Al-Corn Clean Fuel LP	8.333%	8.333%
Central MN Ethanol Co-op	8.333%	8.333%
Minnesota Energy	8.333%	8.333%
KAAPA Ethanol, LLC	8.333%	8.333%
Mid-Missouri Energy, LLC	8.333%	8.333%
Golden Grain Energy, LLC	8.333%	8.333%
Dakota Ethanol. LLC	8.333%	8.333%
Red Trail Energy, LLC	8.333%	8.333%

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